Exhibit 99.1

Sandisk Recommends Stockholders Reject “Mini-Tender” Offer by Tutanota LLC

MILPITAS, Calif. - May 14, 2026 - Sandisk Corporation (Nasdaq: SNDK) (“Sandisk”) today announced that it recently became aware of an unsolicited “mini-tender” offer by Tutanota LLC (“Tutanota”) to purchase up to 100,000 shares of Sandisk’s common stock at an offer price of $1,150.00 per share. The shares subject to Tutanota’s offer represent less than 0.07% of Sandisk’s common stock as of April 24, 2026.

The offer price of $1,150.00 per share is conditioned upon, among other things, the closing price per share of Sandisk’s common stock exceeding $1,150.00 per share on the last trading day before the offer expires. This means that unless this condition is waived by Tutanota, Sandisk stockholders who tender their shares in the offer will receive a below-market price. Tutanota can extend the offer for successive periods of 45 to 180 days, in which case payment would be delayed beyond the scheduled expiration. Stockholders who have already tendered their shares may withdraw them at any time by providing notice in the manner described in the Tutanota offering documents prior to the expiration of the offer, which is currently scheduled for 5:00 p.m., Eastern Time, on Wednesday, May 20, 2026, unless extended. Sandisk recommends that stockholders who have not responded to Tutanota’s offer take no action.

Sandisk does not endorse Tutanota’s unsolicited mini-tender offer and is not affiliated or associated in any way with Tutanota, its mini-tender offer, or the offer documentation.

Tutanota has made similar unsolicited mini-tender offers for stock of other public companies. As Tutanota’s mini-tender offer is for less than five (5) percent of Sandisk’s outstanding shares, it is not subject to many of the disclosure and procedural requirements of Securities and Exchange Commission (“SEC”) rules that are designed to protect investors. The SEC has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance to investors on mini-tenders is available at https://www.sec.gov/investor/pubs/minitend.htm.

Sandisk encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and the NASD Notice to Members 99-53 issued in July 1999 regarding guidance to members forwarding mini-tender offers to their customers, which can be found at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota’s mini-tender offer.

Sandisk requests that a copy of this news release be included with all distributions of materials relating to Tutanota’s mini-tender offer related to Sandisk’s common stock.

About Sandisk

Sandisk (Nasdaq: SNDK) delivers innovative Flash solutions and advanced memory technologies that meet people and businesses at the intersection of their aspirations and the moment, enabling them to keep moving and pushing possibility forward. Follow Sandisk on Instagram, Facebook, X, LinkedIn, and YouTube. Join TeamSandisk on Instagram.

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Ivan Donaldson	Media Relations
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